Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Pre-Effective Amendment No. 1 to Form S-3—Registration No. 333-141335) and related Prospectus of Renasant Corporation and to the inclusion therein of our report dated February 22, 2007 with respect to the consolidated financial statements of Capital Bancorp, Inc. for the year ended December 31, 2006.

Atlanta, Georgia

April 20, 2007